BidaFi

Homeowners can get "Real Bids in Real Time" on their home improvement jobs using our proprietary "Automated Bid Chain." We envision taking a process that typically takes days or even weeks and reducing it to mere minutes.


BidaFi
Your Home

Invest

$100 minimum investment

DEADLINE: October 19, 2022

in 2 months

SHARE PRICE
$5

TOTAL RAISED
$0

VALUATION
$5,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

BidaFi plans to renovate the home improvement market through automation, transparency, and confidentiality.

We believe that these are the demands that consumers/homeowners have been craving forever, especially in a problematic market like this. We plan to make this possible through our "Automated Bid Chain" (the "ABCs" of home improvement).

We plan to start upstream with manufacturers and/or trade suppliers that join BidaFi and pay a monthly fee to be on our platform. The supplier bundles together specific materials to properly complete an installation. Contractors, who may also pay a monthly fee to be on our platform, pre-select the bundles they prefer to offer in their geographic areas and add their labor and profit to the bundle to arrive at their installation price.

When a homeowner confidentially enters their zip code and answers a few basic questions about their project, the BidaFi platform calculates the contractor's price by a multiplier and a bid is automatically generated. Homeowners may then be able to review the numerous bids from the contractors and secure the financing available for their project.

Once the homeowner selects the bid they prefer, we plan on requesting their contact information to populate a preliminary contract between the homeowner and contractor. The homeowner can then schedule an appointment with the contractor.

The contractor may now attend a meeting with a serious buyer and review the project with the homeowner, making adjustments to the contract based on the unique aspects of the project. The homeowner and contractor can then sign the final contract. A purchase order may be automatically generated and sent to the supplier, an engagement letter is sent to the lender, and a copy of the final contract is sent to the homeowner, the contractor, and to BidaFi. This will also trigger our bank to set up a payment account for the homeowner at no charge to the homeowner.

PROBLEM

We believe that , currently, there is no way for consumers to go online and get an actual bid for things such as roof replacement, insulation, windows & doors, or other energy-saving home improvements.

They put their personal information onto a website and then their personal information is sold multiple times to contractors and other marketing companies.

Contractors pay for all the leads given to them, even if someone is just "kicking the tires." With the Bidafi platform, contractors can pay for jobs completed, not leads. This could save the contractor time from trying to contact people who are just shopping. With the Bidafi platform, our goal is for the contractor to pay for completed jobs.

People often receive conflicting bids and have to compare "apples to oranges." One contractor may be certified to install a manufacturer's product and therefore try to sell that product. A homeowner may receive multiple bids for different products with different warranties.

SOLUTION

Bidafi plans to take a process that currently takes days or even weeks and reduce it to mere minutes by giving consumers Real Bids in Real Time.

Consumers can get real pricing on their project without giving up their personal information; only when they are ready to buy is their personal information required.

Bidafi's platform is designed to allow consumers to shop for the roofing material type and quality they want, including color. The contractors may then bid on those specifications, allowing the homeowner to make a true comparison between bids.

ADDITIONAL BENEFITS

- Suppliers may be paid cash on deposit ("COD") which eliminates delinquent accounts
- Suppliers do not have to file 20-day lien notices since they may be paid upfront
- A homeowner's personal information remains personal until they are ready to create a contract


BidaFi
Advantages
One of the First to Market
Intellectual Property
Market Timing
Huge Market
High Scalability
BidaFi
Design & Branding
Environmental
Inevitable
Multiple Streams
Educates
Saves Money

BUSINESS MODEL

BidaFi is a multi-sided platform and SAAS (Software as a Service).

We plan to generate revenue from multiple sources:

- A modest percentage of the final sale to homeowners
- Monthly subscription fees from suppliers and contractors
- Referral fee from financing


BidaFi
Product Overview
Manufacture
Supplier
Contractor
Homeowner
Finance
Product + Product Bundle + Service Bundle = Bid
$
ABC: Automated Bid Chain
Patent Pending

MARKET

BidaFi envisions uniting the home improvement market with the online homeowner/consumer shopping market and the home improvement lending market.

Connecting these markets though BidaFi could increase convenience, savings, and informed decisions. The market favors efficiency – Bidafi can bring efficiency to a very inefficient market. The TAM (Total Addressable Market) is approximately $200 Billion.

Market Segment	Market Size
Heating & Air Conditioning Installation	$120B
Roofing Repair & Replacement	$56B
Insulation	$13B
Door Installation & Repair	$8B
Window Installation	$6B
Total Addressable Market	$203B

sources: 1, 2, 3, 4, 5

SUCCESS TO DATE

- Completed working model of the app and have begun Beta testing
- Filed intellectual property

TEAM



Tim Thornton

Founder/CEO
Product Development and Business Development

BA Azusa Pacific University, Business/Architecture & Industrial Design. Entrepreneur/Member of the "Strategic Growth Forum" for CEO's for Six Years. Consultant to several medium to large construction companies. Packaging designer/engineer; started and sold multiple businesses.

Tim is a third generation architect with an intimate understanding of design and construction. He also worked for a home energy improvement company which helped spawn the idea for Bidafi. He saw how consumers were not given adequate information and options during their purchase.



Ken Rhinehart

Founder/COO
Strategy and Implementation

BA, Psychology, MS Industrial Organizational Psychology.
Rockwell International Space Systems Division: Organizational Change Team.
Commercial Real Estate Broker and Senior Advisor at SVN International, Inc.
Chaired Commercial Real Estate Committee; Southern California Regional Chair, Foundation for International Blockchain and Real Estate Expertise (FIBREE)

Ken started in commercial real estate in 1992 and has served as a commercial appraiser, asset manager, acquisition and disposition director and deal maker. Ken has worked on approximately $1 billion worth of acquisitions and dispositions, both nationally and internationally.



Alec Ortiz

Software Development

BS Computer Science, on-going MS Computer Science. Software Engineer at Northrop Grumman with security clearance. Software Engineer at HID Global.

Alec has industry experience working with business and customer facing software. He has created software to automate business tasks, developed web solutions for internal company wide problems, and has contributed reliable and secure code to classified programs.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$84,000	33.6%
Legal - Finish Patent & Trademark documents	$30,000	12.0%
Prepare Social Media Marketing Plan	$12,500	5.0%
Execute Social Media Marketing Plan	$25,000	10.0%
Hire Developer - Dwolla	$5,000	2.0%
Hire Developer - Twillio	$5,000	2.0%
Recruiting Commissioned Sales Reps	$26,250	10.5%
Website Rebuild	$50,000	20.0%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in BidaFi, Inc.. This offering must raise at least $10,000 by October 19, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. BidaFi may issue additional securities to raise up to $250,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,050,000 shares
× $5 per share

$5,250,000 implied valuation

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

Aug 19, 2022 • Primary offering of 50,000 shares at $5

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